UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Astoria Financial Corporation

(Name of Registrant as Specified In Its Charter)

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One Astoria Federal Plaza Lake Success, NY 11042-1085 (516) 327-3000

April 25, 2012

Dear Fellow Shareholder:

I am writing to remind you that Astoria Financial Corporation’s (“Astoria”) Annual Meeting of Shareholders (the “Meeting”) is scheduled for May 16, 2012. On or about April 6, 2012, we mailed to you or furnished to you over the Internet the proxy materials that describe in detail the matters that will be acted upon at the Meeting and how to vote your shares.

Your vote is extremely important and we encourage you to vote your shares today. Astoria’s Board of Directors recommends that you vote “FOR” the election to the Board of Directors of the three nominees set forth in the proxy materials for terms of three years each. The election of director nominees will be by a plurality of votes cast by the holders Astoria Common Stock present, in person or by proxy, and entitled to vote, subject to certain requirements for uncontested elections under Astoria’s Corporate Governance Guidelines as described in our 2012 proxy statement.

The Board of Directors is also requesting that you vote to approve, on a non-binding basis, the compensation of Astoria’s named executive officers, which enables us to receive timely input from our shareholders on our compensation principles, policies and practices. At our 2011 Annual Meeting of Shareholders, 65% of votes cast were voted for, on a non-binding basis, the approval of the compensation of Astoria’s named executive officers. Following the 2011 Annual Meeting, we have implemented a number of changes in our compensation programs that affect our named executive officers as part of a broader expense control initiative. Our Compensation Committee was aware of a variety of factors, including the outcome of the advisory vote, when it authorized the changes, but no single factor was determinative.

•	We exercised discretion to determine that no incentive bonus would be paid under our Executive Incentive Plan for 2011, even though certain thresholds for payment had been satisfied.

•	We have considered our practice of granting annual restricted stock awards to each of our executives and determined that no such annual award would be made for 2012.

•	We reviewed our executive management structure and, during the course of this review, we gave notice to certain executives that their respective agreements would not be renewed.

•	Effective April 30, 2012, we have frozen benefits under our Employees Pension Plan, and also under our Supplemental Plan and Excess Plan for our executives based on benefits under the Employees Pension Plan. In addition to limiting our future obligations under these plans, this freeze significantly reduces our potential obligations to our executives for severance under employment and change in control agreements, because we are no longer required to compensate terminated executives for the benefits that would have accrued under those plans during the remainder of their contracts.

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Furthermore, at the 2011 Annual Meeting of Shareholders, 74% of shareholder votes cast were voted, on a non-binding basis, in favor of an advisory vote on named executive officer compensation to be held every year, consistent with the recommendation of Astoria’s Board of Directors. This recommendation was disclosed in our 2011 proxy statement. In light of this vote and consistent with the Board of Director’s recommendation, we have included in the 2012 proxy statement an annual vote on Astoria’s named executive officer compensation, and will include such an advisory vote in the proxy materials for future annual meetings until such time as another advisory vote is held, in accordance with Section 14A(a)(2) of the Securities Exchange Act of 1934, as amended, on the frequency of advisory votes on named executive officer compensation.

Astoria’s Board of Directors recommends that you vote “FOR” the approval, on a non-binding basis, of the compensation of Astoria’s named executive officers. The affirmative vote of a majority of the votes cast by the holders of Astoria Common Stock present, in person or by proxy, and entitled to vote is required to approve, on a non-binding basis, the compensation of Astoria’s named executive officers.

Lastly, Astoria’s Board of Directors recommends that you vote “FOR” the ratification of the appointment of KPMG LLP as Astoria’s independent registered public accounting firm for the fiscal year ending December 31, 2012. The affirmative vote of a majority of the votes cast by the holders of Astoria Common Stock present and entitled to vote is required to ratify the appointment of KPMG LLP as Astoria’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

I strongly encourage you to review the 2012 proxy statement and the proposals listed on the proxy card that we furnished to you over the Internet or mailed to you on or about April 6, 2012, and to vote your shares in person, by telephone or over the Internet by following the instructions on the proxy card. You may also vote your shares by completing, signing, and returning the proxy card using the enclosed envelope. Copies of the proxy materials can also be obtained without charge from Astoria’s Investor Relations website at http://ir.astoriafederal.com.

If you have any questions or need assistance, please contact our Investor Relations Department at (516) 327-7869. We appreciate your taking the time to vote promptly. I thank you for your investment in Astoria and look forward to seeing those of you who attend this year’s Annual Meeting of Shareholders.

Sincerely,

Monte N. Redman
President and Chief Executive Officer

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